Exhibit 99.2

April 23, 2021

Board of Managing Directors

Board of Supervisory Directors

Frank’s International N.V.

Mastenmakersweg 1, 1786 PB Den Helder

The Netherlands

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter, dated March 10, 2021, to the Board of Managing Directors and the Board of Supervisory Directors of Frank’s International N.V. (“Frank’s”) as Annex B to, and to the references thereto under the headings “Summary—Opinion of Frank’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Frank’s Reasons for the Merger; Recommendation of the Frank’s Board” and “The Merger—Opinion of Frank’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Frank’s and Expro Group Holdings International Limited, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Frank’s (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC